EXHIBIT 11

          MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

                      EARNINGS PER SHARE OF COMMON STOCK
                                (Unaudited)

                                  Three months ended           Six months ended
                                       June 30                      June 30
                                   1995         1994           1995         1994
                                -------      -------        -------      -------
Net income (millions)              $353         $343           $729         $649
- --------------------------------------------------------------------------------

Primary earnings per share:

Earnings per share                 $.84         $.81          $1.74        $1.53

Weighted average number of
common shares outstanding   420,177,239  422,949,559    419,999,904  425,015,945

- --------------------------------------------------------------------------------

Fully diluted earnings
   per share: (1)

Earnings per share                 $.84         $.81          $1.72        $1.52

Weighted average number of
common shares outstanding   420,177,239  422,949,559    419,999,904  425,015,945

Common equivalent shares      4,939,264    2,692,411      4,350,999    3,226,278
                            -----------  -----------    -----------  -----------
Average number of common
and common equivalent
shares outstanding          425,116,503  425,641,970    424,350,903  428,242,223

- --------------------------------------------------------------------------------

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.